Exhibit 99.1

For Immediate Release

MERCER INTERNATIONAL INC. ANNOUNCES ACQUISITION OF SAWMILL AND

BIO-MASS POWER PLANT AND COMPLETION OF SECURED €70 MILLION

REVOLVING CREDIT FACILITY

NEW YORK, NY, April 12, 2017 - Mercer International Inc., or “Mercer”, (Nasdaq: MERC, TSX: MERC.U) today announced that it has completed, through its wholly owned subsidiary Mercer Timber Products GmbH (“MTP”), its previously announced agreement to acquire substantially all of the assets of one of Germany’s largest sawmills and a bio-mass power plant, near Friesau, Germany (the “Friesau Facility”), for approximately $55.1 million plus defined working capital of approximately $6.5 million (the “Acquisition”).

In connection with the Acquisition, Mercer announced that it has also successfully replaced the existing €25 million revolving working capital facility of its subsidiary, Zellstoff-und Papierfabrik Rosenthal GmbH (“ZPR”), with a new €70 million joint revolving credit facility (the “New Facility”) for ZPR and MTP. The New Facility is available to both ZPR and MTP, with MTP’s borrowings not to exceed €45 million thereunder, has a five-year term, is secured by a first ranking security interest on the inventories, receivables and accounts of the borrowers and accrues interest at a rate of Euribor plus 2.95% per annum.

Mr. David Gandossi, Mercer’s Chief Executive Officer, stated: “We are excited with the acquisition of the Friesau Facility and welcome its employees to the Mercer Group and look forward to working together to enhance value for all of our stakeholders.”

Mercer International Inc. is a global pulp manufacturing company. To obtain further information on the company, please visit its web site at http://www.mercerint.com.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as “expects”, “anticipates”, “projects”, “intends”, “designed”, “will”, “believes”, “estimates”, “may”, “could” and variations of such words and similar expressions are intended to identify such forward-looking statements. Actual results and outcomes may differ materially from what is expressed or forecasted in these forward looking statements. Such statements are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations. Among those factors which could cause actual results to differ materially are the following: we will be unable to receive approvals required for the New Facility, the final terms of the New Facility may differ from those currently anticipate, we may not realize all or any of the expected synergies, the Friesau Facility may not be integrated successfully with our business or such integration may be more difficult, time-consuming or costly than expected, capital upgrades may not receive expected results, the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

Jimmy S.H. Lee

Executive Chairman

(604) 684-1099

David M. Gandossi

Chief Executive Officer

(604) 684-1099